                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         DURACELL INTERNATIONAL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                         DURACELL INTERNATIONAL INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

     (5)  Total fee paid:

          ---------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------

     (3)  Filing Party:

          ---------------------------------------------------------------------


     (4)  Date Filed:

          ---------------------------------------------------------------------

LOGO                                  LOGO
                          DURACELL INTERNATIONAL INC.
                            BERKSHIRE CORPORATE PARK
                           BETHEL, CONNECTICUT 06801

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Duracell International Inc., a Delaware corporation (the "Company"), will be held at the Penthouse Suite, St. Regis Hotel, Two East 55th Street, New York, New York 10021 on Thursday, October 26, 1995 at 11:00 a.m., for the following purposes:

          1. To elect directors of the Company to serve for a term of one year and until their successors are elected and have qualified;

          2. To ratify the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year 1996; and

          3. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

     Only stockholders of record at the close of business on September 13, 1995 will be entitled to notice of and to vote at the Annual Meeting and at any and all adjournments thereof.

     You are cordially invited to attend the Annual Meeting. If you plan to attend the Annual Meeting, please so indicate by checking the appropriate box on the enclosed proxy card. Whether or not you plan to attend the Annual Meeting in person, in order to ensure your representation, please complete, sign, date and promptly return the enclosed proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used.

     At the Annual Meeting, the Company's senior management will report on the Company's affairs, and time will be allowed for stockholder questions.

                                           By Order of the Board of Directors,

                                                GREGG A. DWYER, Secretary

Dated: September 22, 1995

LOGO                                  LOGO
                           DURACELL INTERNATIONAL INC.
                             BERKSHIRE CORPORATE PARK
                            BETHEL, CONNECTICUT 06801

                         ------------------------------

                                PROXY STATEMENT

     This Proxy Statement is furnished to the stockholders on behalf of the Board of Directors of Duracell International Inc., a Delaware corporation ("Duracell" or the "Company"), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders of the Company, to be held at the Penthouse Suite, St. Regis Hotel, Two East 55th Street, New York, New York 10021, on Thursday, October 26, 1995, at 11:00 a.m., and at any and all adjournments thereof. It is anticipated that the mailing to stockholders of this Proxy Statement and enclosed proxy card and 1995 Annual Report will commence on or about September 22, 1995.

     Only stockholders of record at the close of business on September 13, 1995 will be entitled to vote at the Annual Meeting. At the close of business on September 13, 1995 there were outstanding 117,915,239 shares of the Company's common stock ("Common Stock"). Each share of Common Stock not in the treasury is entitled to one vote. There is no provision in the Company's Restated Certificate of Incorporation for cumulative voting.

     If shares are not voted in person, they cannot be voted on your behalf unless a signed proxy is given. Even if you expect to attend the Annual Meeting in person, in order to ensure your representation, please complete, sign and date the enclosed proxy card and mail it promptly in the enclosed envelope. A stockholder giving a proxy pursuant to the present solicitation may revoke it at any time before it is exercised by giving a subsequent proxy or by delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting. If you attend the Annual Meeting and inform the Secretary of the Company in writing that you wish to vote your shares in person, your proxy will not be used. If you receive two or more proxy cards, please complete, sign, date and return each to complete your representation.

     Unless otherwise directed, the persons named in the accompanying form of proxy intend to vote all proxies received by them in favor of the election of nominees to the Board of Directors of the Company named herein and the ratification of selected independent auditors. All shares represented by each properly executed and unrevoked proxy will be voted as specified unless the proxy is mutilated or otherwise received in such form or at such time as to render it unusable. All matters to be acted upon at the Annual Meeting will be determined by the affirmative vote of the holders of a majority of the Common Stock present in person or represented by proxy. Abstentions and broker nonvotes will not be counted either "for" or "against" the items being voted on. Votes will be counted and certified by the Inspectors of Election, who are employees of First Chicago Trust Company of New York.

     The cost of this solicitation will be borne by the Company. Solicitation will be made by mail, and may be made personally or by telephone by officers and other employees of the Company who will not receive additional compensation for solicitation. Brokers, nominees and fiduciaries will be reimbursed for out-of-pocket expenses incurred in obtaining proxies or authorizations from the beneficial owners of shares of Common Stock.

     The purpose of the Annual Meeting and the matters to be acted upon are set forth in the foregoing Notice of Annual Meeting of Stockholders. As of the date of this Proxy Statement, management knows of no other business which will be presented for consideration at the Annual Meeting. However, if any such other business shall properly come before the Annual Meeting, votes will be cast pursuant to proxies in respect of any such other business in accordance with the best judgment of the persons acting under those proxies.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's By-Laws provide that the Board of Directors shall consist of from one to fifteen directors who shall be elected annually by the stockholders. The Board has fixed the number of directors to be elected at the Annual Meeting at eleven and the following persons are proposed as directors of the Company to hold office until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. In the event that any nominee should become unavailable to serve as a director, it is intended that the shares represented by the proxies will be voted for such substitute nominee as may be nominated by the Board of Directors, unless the number of directors constituting the full Board of Directors is reduced. The Company has no reason to believe, however, that any of the nominees is, or will be, unavailable to serve as a director.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

     The following information sets forth, for each of the nominees for election to the Board of Directors, their name, age, and principal occupation or employment during the past five years, the name of the corporation or other organization, if any, in which such occupation or employment has been carried on and the period during which they have served as a director. Mr. Robert M. Kavner, a director the Company since April, 1994, has chosen not to stand for reelection for personal reasons.

                   Earnest J. Edwards
                   Age: 57
    PHOTO          Vice President and Controller, Aluminum Company of America.

--------------------------------------------------------------------------------

                   C. Robert Kidder
                   Age: 51
    PHOTO          Director of the Company since June, 1988; Chairman of the Board and Chief
                   Executive Officer, Borden, Inc. since January, 1995; Chairman of the Board and Chief Executive Officer of the Company and Duracell Inc. from April,
                   1992 until January, 1995 and October, 1994, respectively; Chairman of the
                   Board, President and Chief Executive Officer of the Company and Duracell
                   Inc. from August, 1991 until April, 1992; President and Chief Executive
                   Officer of the Company and Duracell Inc. from June, 1988 until August,
                   1991.

--------------------------------------------------------------------------------

                   Charles E. Kiernan
     PHOTO         Age: 50
                   Director of the Company since October, 1994; President and Chief Operating
                   Officer of the Company and Duracell Inc. from January, 1995 and October,
                   1994, respectively; President, Duracell North America from September, 1993 until October, 1994; President, Duracell USA from April, 1992 until
                   September, 1993; Senior Vice President, Marketing and Manufacturing
                   Operations, Duracell USA from September, 1991 until April, 1992; Vice
                   President, Marketing, Duracell USA prior thereto.

--------------------------------------------------------------------------------

                   Henry R. Kravis
     PHOTO         Age: 51
                   Director of the Company since June, 1988; General Partner, Kohlberg Kravis
                   Roberts & Co., L.P. ("KKR") and KKR Associates.

--------------------------------------------------------------------------------

                   G. Wade Lewis
     PHOTO         Age: 48
                   Director of the Company since October, 1993; Senior Vice President, Finance and Chief Financial Officer of the Company and Duracell Inc. since June,
                   1988.

--------------------------------------------------------------------------------

                   Arno A. Penzias
     PHOTO         Age: 62
                   Director of the Company since June, 1995; Vice President, Research, AT&T
                   Bell Laboratories.

--------------------------------------------------------------------------------

                   Charles R. Perrin
     PHOTO         Age: 50
                   Director of the Company since June, 1988; Chairman of the Board and Chief
                   Executive Officer of the Company and Duracell Inc. since January, 1995 and
                   October, 1994, respectively; President and Chief Operating Officer of the
                   Company and Duracell Inc. from April, 1992 until October, 1994; President,
                   Duracell North America and International Development Markets, from June,
                   1988 until April, 1992.

--------------------------------------------------------------------------------

                   Paul E. Raether
     PHOTO         Age: 49
                   Director of the Company since June, 1992; General Partner, KKR and KKR
                   Associates.

--------------------------------------------------------------------------------

                   George R. Roberts
     PHOTO         Age: 52
                   Director of the Company since June, 1988; General Partner, KKR and KKR
                   Associates.

--------------------------------------------------------------------------------

                   Paula Stern
     PHOTO         Age: 50
                   Director of the Company since October, 1994; President, the Stern Group
                   (economic analysis and trade advisory firm); Senior Fellow, Progressive
                   Policy Institute.

--------------------------------------------------------------------------------

                   Scott M. Stuart
    PHOTO          Age: 36
                   Director of the Company since June, 1992; General Partner, KKR and KKR
                   Associates.

--------------------------------------------------------------------------------

     Mr. Kidder is a director of Borden, Inc., General Signal Corp. and Dean Witter, Discover & Co.

     Mr. Kravis is a director of American Re Corporation, AutoZone, Inc., Borden, Inc., Bruno's, Inc., Flagstar Companies, Inc., Flagstar Corporation, IDEX Corporation, K-III Communications Corp., Owens-Illinois, Inc., Owens-Illinois Group, Inc., Safeway Inc., The Stop & Shop Companies, Inc., Union Texas Petroleum Holdings, Inc. and World Color Press, Inc.

     Mr. Raether is a director of Bruno's, Inc., Fred Meyer, Inc., Flagstar Companies, Inc., Flagstar Corporation, IDEX Corporation and The Stop & Shop Companies, Inc.

     Mr. Roberts is a director of American Re Corporation, AutoZone, Inc., Borden, Inc., Bruno's, Inc., Flagstar Companies, Inc., Flagstar Corporation, IDEX Corporation, K-III Communications Corp., Owens-Illinois, Inc., Owens-Illinois Group, Inc., Red Lion Properties, Inc., Safeway Inc., The Stop & Shop Companies, Inc., Union Texas Petroleum Holdings, Inc. and World Color Press, Inc.

     Ms. Stern is a director of Dynatech Corporation, Harcourt General Inc. and Westinghouse Electric Corporation.

     Mr. Stuart is a director of Borden, Inc. and World Color Press, Inc.

     Messrs. Kravis and Roberts are first cousins.

BENEFICIAL OWNERSHIP OF SECURITIES

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of September 13, 1995, assuming the exercise of all options exercisable on, or within 60 days of, such date, by (i) each director,
(ii) the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company, (iii) all executive officers and directors as a group and (iv) the Company's principal stockholders. Other than as set forth in the table below, there are no persons known to the Company to beneficially own more than 5% of the Common Stock.

NAME                                                                 FULLY DILUTED    PERCENTAGE
----                                                                 -------------    ----------
KKR Associates(1)
  9 West 57th Street
  New York, New York 10019........................................     41,100,000       33.97%
Charles R. Perrin(2, 8)...........................................        677,806         .56%
C. Robert Kidder(3, 8)............................................        328,817         .27%
Charles E. Kiernan(4, 8)..........................................        140,153         .12%
David G. Bluestein(8).............................................         38,182       (9)
Robert M. Kavner..................................................          1,500       (9)
Henry R. Kravis(1, 5).............................................             --        --
G. Wade Lewis(8)..................................................         71,918       (9)
Arno A. Penzias...................................................          1,500       (9)
Paul E. Raether(1, 6).............................................             --        --
Christophe Ripert(8)..............................................         18,750       (9)
George R. Roberts(1, 7)...........................................             --        --
Paula Stern.......................................................          1,500       (9)
Scott M. Stuart(1)................................................          4,528       (9)
All directors and executive officers as a group (21 persons)(8)...      1,440,656        1.19%

---------------

(1) Shares of Common Stock shown as owned by KKR Associates are owned of record by limited partnerships affiliated with KKR (the "Common Stock Partnerships") of which KKR Associates is the sole general partner and as to which it possesses sole voting and investment power. Messrs. Kravis, Raether, Roberts and Stuart and Robert I. MacDonnell, Michael W. Michelson, Saul A. Fox, James H. Greene, Jr., Michael T. Tokarz, Clifton S. Robbins, Perry Golkin and Edward A. Gilhuly, as the general partners of KKR Associates, may be deemed to share beneficial ownership of such shares. Each of these individuals disclaims beneficial ownership of any shares shown as owned by KKR Associates.

(2) A private foundation established by Mr. Perrin owns 98,700 shares. Mr. Perrin has disclaimed beneficial ownership of these shares.

(3) A trust for the benefit of members of Mr. Kidder's family owns 43,000 shares. Mr. Kidder has disclaimed beneficial ownership of these shares.

(4) A trust for the benefit of Mr. Kiernan's family owns 44,503 shares. Mr. Kiernan has disclaimed beneficial ownership of these shares.

(5) A trust for the benefit of members of Mr. Kravis's family owns 50,000 shares. Mr. Kravis has disclaimed beneficial ownership of these shares.

(6) A trust for the benefit of members of Mr. Raether's family owns 50,000 shares. Mr. Raether has disclaimed beneficial ownership of these shares.

(7) A private foundation established by Mr. Roberts owns 70,000 shares. Mr. Roberts has disclaimed beneficial ownership of these shares.

(8) Includes the following shares issuable upon the exercise of outstanding stock options that are exercisable now or within 60 days after September 13, 1995: 483,200 for Mr. Perrin; 135,000 for Mr. Kidder; 93,250 for Mr.
    Kiernan; 17,500 for Mr. Bluestein; 21,250 for Mr. Lewis; 18,750 for Mr. Ripert; and 873,650 for all directors and executive officers as a group.

(9) Less than 0.1%.

BOARD MEETINGS AND COMMITTEES

     The Company's Board of Directors held seven meetings in fiscal 1995. During the period in which he served, each incumbent director, except Messrs. Kavner, Kravis and Roberts, attended more than 75% of the total number of Board meetings and meetings of Board committees on which he served. The Board of Directors has established the following standing committees: Executive, Audit, Management Compensation and Employee Benefits, and Stock Option. There is no standing Nominating Committee. The membership and functions of the committees of the Board of Directors are as follows:

     Executive: The Executive Committee's function is to fulfill such duties as may be delegated to it by the Board of Directors. The Executive Committee's members are Messrs. Perrin, Kravis and Raether. There were no Executive Committee meetings during fiscal 1995.

     Audit: Principal functions of the Audit Committee include recommending independent auditors to be employed by the Company; conferring with the auditors regarding their audit of the Company; considering the adequacy of internal financial controls and the results of fiscal policies and financial management of the Company; meeting with the Company's internal auditors; reviewing with the auditors the results of their examination; and recommending changes in financial policies or procedures as suggested by the auditors. The Audit Committee consists of Messrs. Kavner and Stuart and Ms. Stern. The Audit Committee held three meetings during fiscal 1995.

     Management Compensation and Employee Benefits: Principal functions of the Management Compensation and Employee Benefits Committee are to determine the salaries of the Company's executive officers and to approve certain other actions, including the determination of individual bonus targets and payments under the Company's Management Incentive Compensation Plan. The Management Compensation and Employee Benefits Committee consists of Ms. Stern and Messrs. Kravis, Raether and Stuart. The Management Compensation and Employee Benefits Committee held five meetings during fiscal 1995.

     Stock Option: The function of the Stock Option Committee is to conduct the general administration of the Company's stock option plans. The Stock Option Committee consists of Messrs. Raether, Kravis and Stuart. There were four Stock Option Committee meetings during fiscal 1995.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid to or accrued by the Company for the Chief Executive Officer and the other four most highly compensated executive officers of the Company during the last three fiscal years (the position titles are those presently held by the named individuals).

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                    ANNUAL COMPENSATION              COMPENSATION
                                          ---------------------------------------       AWARDS
                                                                   OTHER ANNUAL      ------------       ALL OTHER
          NAME AND              FISCAL     SALARY      BONUS       COMPENSATION        OPTIONS        COMPENSATION3
     PRINCIPAL POSITION          YEAR       ($)         ($)             ($)              (#)               ($)
-----------------------------   ------    --------    --------    ---------------    ------------    ---------------
Charles R. Perrin............    1995     $535,049    $531,787        $30,613            24,000         $   4,500
Chairman of the Board and        1994      439,393     373,490         36,491                --             4,436
Chief Executive Officer          1993      410,593     300,000          6,300           160,000             4,497
C. Robert Kidder.............    1995     $308,774    $166,399        $61,963(1)             --         $     563
Former Chairman of the Board     1994      653,439     631,800         64,240(1)             --             4,620
and Chief Executive Officer      1993      610,486     410,000         17,700           200,000             4,497
Charles E. Kiernan...........    1995     $326,895    $288,788        $43,680            39,000         $   5,112
President and                    1994      264,736     224,114         35,766                --             4,905
Chief Operating Officer          1993      244,106     141,282          8,817            75,000             4,702
David G. Bluestein...........    1995     $256,904    $221,125        $31,883             6,000         $   4,770
President, Duracell North        1994      222,679     146,250          8,395                --             4,230
America                          1993      199,664      92,000          6,790            70,000             4,178
G. Wade Lewis................    1995     $294,338    $238,950        $14,703                --         $   4,845
Senior Vice President and        1994      278,639     200,200         42,183                --             4,767
Chief Financial Officer          1993      273,806     129,690          6,550            85,000             4,694
Christophe Ripert............    1995     $322,985    $223,556        $60,438(2)             --         $  81,709(4)
President, Duracell Europe       1994      263,072     187,370         66,076(2)            --             82,583(4)
                                 1993      244,836     130,177         81,017(2)         75,000           177,529(4)

---------------
1 Fiscal 1995 includes $22,600 of financial planning and tax consulting payments and $14,798 for a Company-paid leased automobile. Fiscal 1994 includes $26,750 of financial planning and tax consulting payments and $17,572 of payments for family travel.

2 Fiscal 1995 includes $19,299 for a Company-paid leased automobile and $26,363 of family education related payments. Fiscal 1994 includes $25,924 for a Company-paid leased automobile and $23,929 of payments for family travel. Fiscal 1993 includes $36,064 of family education related payments and $31,251 of financial planning and tax consulting payments.

3 The amounts reported as "All Other Compensation" reflect the employer matching contributions under the Duracell Inc. Thrift Plan; Mr. Ripert does not participate in the Thrift Plan.

4 Fiscal 1995 constitutes $81,709 of housing allowance payments. Fiscal 1994 includes $80,483 of housing allowance payments and $2,100 of foreign currency protection payments. During fiscal 1993 these latter payments were $155,542 and $21,987, respectively.

     The following table provides information on option exercises in fiscal 1995 by the named executive officers and the value of such officers' unexercised options at June 30, 1995.

                   AGGREGATED OPTION EXERCISES IN FISCAL 1995
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                                       VALUE OF
                                                                         NUMBER OF             UNEXERCISED IN-THE-MONEY
                                                                  UNEXERCISED OPTIONS AT              OPTIONS AT
                                                                    FISCAL YEAR-END (#)         FISCAL YEAR-END(1) ($)
                         SHARES ACQUIRED                        ---------------------------   ---------------------------
NAME                     ON EXERCISE (#)   VALUE REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     ---------------   ------------------   -----------   -------------   -----------   -------------
Charles R. Perrin......           --                   --         483,200        144,000      $17,324,800    $ 1,144,080
C. Robert Kidder.......       70,000           $1,293,238         195,000             --      $ 7,458,750             --
Charles E. Kiernan.....       45,000           $1,718,125          93,250         95,250      $ 3,024,188    $   567,368
David G. Bluestein.....       40,000           $1,466,875          17,500         58,500      $   162,925    $   495,495
G. Wade Lewis..........           --                   --          21,250         63,750      $   197,838    $   593,513
Christophe Ripert......           --                   --          18,750         56,250      $   174,562    $   523,688

-------------------------
(1) Values are based upon the difference between the option exercise prices and the June 30, 1995 closing price for the Company's Common Stock of $43.25 per share.

PENSION PLANS

     Duracell Inc. established the Duracell Pension Plan for Salaried Employees -- 1976 (the "Prior Plan") effective September 30, 1976 for its U.S. salaried employees. For service after September 30, 1976, the pension benefits provided by the Prior Plan are equal to 1.67% of a participant's average pay (including salary, bonus, and overtime wages) for the five highest consecutive years within the last ten years of service times years of service reduced by 1.67% of the participant's social security benefit times years of service. For service before October 1, 1976, the Prior Plan provided a pension benefit equal to 1.0% of a participant's average pay for the five highest consecutive years within the last ten years of service times years of service.

     In connection with the Company's 1988 acquisition of Duracell Inc. and its battery-related subsidiaries and affiliates from Kraft, Inc. (the
"Acquisition"), Kraft, Inc. retained all assets and liabilities of the Prior Plan and fully vested all participants in their then accrued benefits under the Prior Plan.

     On July 1, 1988, Duracell Inc. established the Duracell Inc. Pension Plan for Salaried Employees (the "Salaried Plan"). The pension formula for the Salaried Plan was the same as the formula in the Prior Plan, and it recognized all years of service a participant had prior to the Acquisition. However, the pension benefits payable under the Salaried Plan were reduced by the amount payable under the Prior Plan.

     Effective July 1, 1989, the Salaried Plan was amended and restated so as to comply with certain provisions of the Tax Reform Act of 1986. Under the amended and restated Plan (the "Cash Balance Plan") each participant has an account balance which represents his or her benefit under the Cash Balance Plan. The participant's initial account balance equals the present value of his or her benefit earned through June 30, 1989 under the Salaried Plan. Benefit accruals earned after June 30, 1989 are credited monthly to the participant's account and are comprised of the sum of three components: Company Credits, Supplemental Credits and Interest Credits.

     The Company Credits equal the product of the participant's pay and an accrual percentage. The accrual percentages are set forth in the following table:

        YEARS OF SERVICE                                           ACCRUAL PERCENTAGE
        ----------------                                           ------------------
        0 to 4.99..................................................         4.0%
        5 to 9.99..................................................         5.0%
        10 to 19.99................................................         6.5%
        20 to 29.99................................................         8.5%
        30 and over................................................        11.0%

     Supplemental Credits are granted to participants who were age 30 or over on December 31, 1990. This Supplemental Credit is a fixed percentage of pay that is credited to the participant's account. The supplemental percentages are set forth in the following table:

        AGE ON DECEMBER 31, 1990                              SUPPLEMENTAL PERCENTAGE
        ------------------------                              -----------------------
        30 to 32 years........................................           0.50%
        33 to 35 years........................................           1.00%
        36 to 38 years........................................           2.00%
        39 to 41 years........................................           2.75%
        42 to 44 years........................................           3.75%
        45 to 47 years........................................           4.75%
        48 to 50 years........................................           5.75%
        51 to 53 years........................................           6.75%
        54 to 56 years........................................           8.00%
        57 to 59 years........................................           9.00%
        60 and over...........................................          10.00%

     The Interest Credits are equal to the monthly interest rate times the participant's account balance at the end of the previous month. The interest rate, which is equal to a five-year average of the yield on one year treasury bills, is computed at the beginning of the plan year and is used throughout the plan year. The annual interest rate credit for fiscal 1995 is 5.75%.

     Benefits earned under the Cash Balance Plan are vested after five years of service. The Cash Balance Plan limits the pay that is counted in the pension formula. The limit is $150,000 for fiscal 1995. A limit is also imposed on the amount of benefit payable to the participant from the Cash Balance Plan.

     Benefits under the Cash Balance Plan are payable upon normal retirement (age 65), vested termination or death. A participant may elect to commence benefit payments on the first day of the month that is coincident with or next following the earlier of his or her fifty-fifth birthday or the first anniversary of separation of employment. The benefits are payable in the form of an increasing annuity, level annuity or lump sum which are all actuarially equivalent.

     All of the individuals named in the table entitled "Summary Compensation Table," except Christophe Ripert, are participants in the Cash Balance Plan. As of June 30, 1995, Charles R. Perrin had 10 full years of credited service, C. Robert Kidder had 16 full years of credited service, Charles E. Kiernan had 9 full years of credited service, David G. Bluestein had five full years of credited service, and G. Wade Lewis had 18 full years of credited service. The estimated annual benefits payable upon retirement at 65 is $68,835 for Charles
R. Perrin, $35,808 for C. Robert Kidder, $66,159 for Charles E. Kiernan, $59,429 for David G. Bluestein and $85,890 for G. Wade Lewis.

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN

     On July 1, 1995 Duracell Inc. established the Duracell Inc. Supplemental Employee Retirement Plan (the "Supplemental Plan"). The Supplemental Plan was made effective retroactive to July 1, 1994, and is a non-qualified plan. The Supplemental Plan is designed to provide the benefit which would have been earned under the Cash Balance Plan for that portion of a participant's compensation which was excluded from the calculation of the benefit payable under the Cash Balance Plan due to Internal Revenue Code limitations. All of the individuals named in the table entitled "Summary Compensation Table," except Christophe Ripert, are participants in the Supplemental Plan. The estimated benefits payable as a lump sum upon retirement at 65 pursuant to the Supplemental Plan is $2,519,396 for Charles R. Perrin, $199,285 for C. Robert Kidder, $1,182,711 for Charles E. Kiernan, $714,233 for David G. Bluestein, and $1,377,988 for G. Wade Lewis.

DURACELL UK PENSION PLAN

     All United Kingdom employees who are over the age of 21 and have completed one year of service are eligible for participation in the Duracell UK Pension Plan (the "UK Plan").

     Each participating employee contributes to the UK Plan a certain percentage of his total earnings. Each employee participating in the UK Plan will be entitled to a monthly retirement benefit commencing on the retirement at age 65
(male) or 60 (female) or over. Benefits are computed on a formula based on the employee's final average annual salary (average of the highest three consecutive years of the last ten years earnings before retirement), the amount of the employee's contributions to the UK Plan and the number of years of membership in the UK Plan.

     The UK Plan also provides for incapacity pension benefits to be paid upon 26 weeks of continuous sickness absence of the employee and for a death benefit to be paid upon the death of the employee.

     Christophe Ripert is the only executive officer who is presently participating in the UK Plan. As of June 30, 1995, Mr. Ripert had three years of credited service. The estimated annual benefit payable to Mr. Ripert upon retirement at age 65 is $90,731.

COMPENSATION OF DIRECTORS

     Each director who is not an employee of the Company receives an annual fee of $30,000. Directors who are also employees of the Company or its subsidiaries receive no remuneration for serving as directors. Ms. Stern and Messrs. Kavner and Penzias have been granted 1,500 restricted shares of the Company's Common Stock and, if elected, Mr. Edwards will be granted 1,500 restricted shares on the date of his election. The restrictions on the sale or transfer of these 1,500 shares lapse pro rata over a period of three years, provided the recipient continues to serve as a director. Each non-employee director is also granted a formula-based stock option under the Duracell Shares Plan upon his or her election as a director. Ms. Stern was granted an option to purchase 3,000 shares of the Company's Common Stock in October, 1994 at an option price of $42.13 per share. Mr. Penzias was granted an option to purchase 2,500 shares of the Company's Common Stock in June, 1995 at an option price of $43.00. Mr. Kidder has been granted an unfunded life insurance benefit in the amount of $648,000.

CERTAIN INTERESTS AND TRANSACTIONS

     KKR renders management, consulting and financial services to the Company and its subsidiaries for an annual fee of $600,000, payable quarterly in arrears. The Company believes that this fee is no less favorable than that which could be obtained for comparable services from unaffiliated third parties. Messrs. Kravis, Raether, Roberts and Stuart are general partners of KKR.

     The Common Stock Partnerships hold an aggregate of 41.1 million shares of Common Stock, which they purchased at the time of the Acquisition in June, 1988 at a price of $5.00 per share. The general partner of the Common Stock Partnerships is KKR Associates, a New York limited partnership of which Henry R. Kravis, George R. Roberts, Robert I. MacDonnell, Paul E. Raether, Michael W. Michelson, Saul A. Fox, James H. Greene, Scott M. Stuart, Michael T. Tokarz, Clifton S. Robbins, Perry Golkin and Edward A. Gilhuly are the general partners and certain past and present employees of KKR and partnerships and trusts for the benefit of the families of such general partners and employees and a former partner of KKR are the limited partners. KKR Associates has sole voting and investment power with respect to such shares. The funds for these purchases were contributed by the limited partners of the Common Stock Partnerships and KKR Associates from their respective assets.

     The Common Stock Partnerships have the right, under certain circumstances and subject to certain conditions, to require the Company to register under the Securities Act shares of Common Stock held by them. The Common Stock Partnerships have both demand and "piggyback" registration rights. Under the agreements providing for registration rights, the Company will pay all expenses in connection with any such registration. Certain senior Company managers, including eight of its current executive officers, were also given certain "piggyback" registration rights with respect to the Common Stock purchased by them in June, 1988.

     For further information regarding the equity ownership of the Company see "Beneficial Ownership of Securities."

THE MANAGEMENT COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This Report describes the executive compensation philosophy adopted by the Management Compensation and Employee Benefits Committee ("the Committee") as well as the basis of the various elements of executive compensation as found on pages 7 through 10 of this Proxy Statement.

EXECUTIVE COMPENSATION PHILOSOPHY

     The Committee believes a significant portion of the total annual compensation paid to the Company's executive officers should depend on the Company's worldwide financial results and on the degree of their accomplishment of aggressive, yet realistic, predetermined individual objectives. This variable part of an executive officer's total compensation is referred to in this Report as an "annual bonus." The fixed portion of their annual compensation, that is their salaries, is generally competitive with the median salaries of a selected "peer" group of consumer-oriented companies.

     The peer group is comprised of fifteen companies, eight of which are used in the "Comparison of Cumulative Total Return" graph shown on page 14 of this Proxy Statement. This group serves as a benchmark in determining the compensation levels for the Company's executive officers as well as for a broader group of managerial employees.

     The peer group is comprised of consumer products businesses having strong brand franchises. The Committee believes the peer group companies are comparable to the Company in that they have similar distribution channels, operate worldwide, and their product technologies are closely associated with their brands.

     The Committee believes that in order for the Company to attract and retain executive officers of the caliber needed to build long-term shareholder value, it is necessary that they also have a substantial, long-term capital accumulation opportunity. The Committee further believes the executive officers' long-term capital accumulation should be commensurate with the growth in the market value of the Company's Common Stock. By including stock options in executive officer compensation packages, an executive officer's long-term financial reward is linked directly to the rewards realized by all shareholders over comparable periods. Thus, in fiscal 1993, the Stock Option Committee awarded the initial stock option grants under a unique new stock option plan called Duracell Shares ("Duracell Shares"). Duracell Shares is a performance-driven stock option plan which will result in superior rewards to option holders only if there is a superior level of appreciation in the market value of the Company's Common Stock. Duracell Shares was approved at the Company's 1992 Annual Meeting of Stockholders.

ELEMENTS OF EXECUTIVE COMPENSATION

     The executive officers' annual compensation is comprised of a salary, an annual bonus opportunity and benefits which are typical of those offered by most major U.S. corporations. In addition to the life insurance benefits available to all employees in the United States, Messrs. Perrin, Lewis and one other executive officer are provided with an unfunded life insurance benefit in an amount equal to their annual salaries. A Company-provided leased automobile and professional financial planning and tax services are provided to all executive officers at the Company's expense.

     Available peer group compensation data and other published national salary survey data are used in determining the salary ranges for executive officers. Salary ranges are reviewed once a year.

     The Management Incentive Compensation Plan ("MIC Plan") provides certain managers, including all of the Company's executive officers, with an opportunity to earn an annual bonus. The MIC Plan embraces a management valued-added concept ("MVA"). A participant's annual bonus, if any, is determined based upon the measurement of the Company's MVA in any given year combined with an assessment of the degree of such participant's accomplishment of specific individual objectives established at the beginning of the year. The MVA measure represents the Company's earnings before interest, tax, depreciation and amortization, net of a cost of capital charge. The cost of capital charge is based on the Company's average capital investment, including working capital, throughout the year. The MVA calculation recognizes the importance of increasing earnings while at the same time maintaining control of all forms of capital investment.

     At the outset of each year, the Committee establishes a target MVA amount for the Company after considering management's proposed business plan for such year, as well as a target bonus percentage for each participant. The target bonus is expressed as a percentage of a participant's annual salary. Mr. Perrin's target bonus percentage for fiscal 1995 was 80% of his annual base salary and the range of fiscal 1995 target bonus percentages for the executive officer group as a whole, excluding Mr. Perrin, was 30% to 70% of their respective annual base salaries. The range of fiscal 1996 target bonus percentages for the executive officer group as a whole, excluding Mr. Perrin, is 30% to 75% of their respective annual base salaries. Mr. Perrin's target bonus percentage for fiscal 1996 is 80%. If the Company does not achieve at least 80% of its target MVA, no annual bonuses will be paid under the MIC Plan. Although the MIC Plan does not provide for any limit on the amount of a participant's annual bonus, any unusually high bonus payment will necessarily require that the Company's MVA significantly exceed the targeted amount.

     Mr. Perrin's 1995 award of $531,787 was based principally upon the Company's strong financial results in fiscal 1995 as well as the progress made by the Company in satisfying important strategic objectives, such as those relating to improving product performance and quality, geographic expansion, and the further development and commercialization of high power rechargeable batteries.

     The Duracell Shares stock options granted to executive officers are five-year allocations. The size of Duracell Shares' grants made to individual executive officers was based in part upon their perceived ability to influence the Company's future business results and in part on a review of stock option awards granted officers under stock option plans of the peer group companies.

     A key feature of Duracell Shares is its vesting provision and its relationship to the creation of long-term stockholder value. The exercisability of a number of option shares equivalent to 25% of each option grant is accelerated only upon the attainment of specified appreciation levels in the market value of the Company's Common Stock which is sustained over an average period of 20 consecutive trading days. Such market value appreciation levels have been set so as to reflect the expected increase in the market value of the common stock of the top quartile companies within the peer group. To the extent the exercisability of the Duracell Shares stock options is not accelerated, they become exercisable as to half of each optionee's option grant on November 5, 1997 and as to the remaining portion on November 5, 1998. The exercisability of all outstanding options will be accelerated in the event of certain transactions constituting or following a change of control of the Company in which the Company's Common Stock is changed into or exchanged for other consideration and in the event of certain other fundamental transactions involving the Company. Stock options are granted to all employees under Duracell Shares. In February, 1994, 25% of the then outstanding Duracell Shares options vested as the first specified level of market value appreciation was attained.

     Duracell Shares enables the Company to attract and retain the services of employees considered essential to the Company's long-term success, aligns the interests of the optionees with those of its stockholders and provides optionees with the potential for a substantial reward in return for a superior level of appreciation in the market value of the Company's Common Stock.

     In August 1993, the Congress enacted Section 162(m) of the Internal Revenue Code, which mandates that certain compensation in excess of $1 million paid annually by a public company to certain executive officers is not deductible for federal tax purposes. This provision became applicable to the Company in fiscal year 1995. The Company does not currently intend to take the actions necessary to secure tax deductibility for any excess compensation paid such executive officers.

USE OF OUTSIDE ADVISOR

     From time to time, the Committee utilizes the services of independent consultants to perform analyses and to make recommendations to the Committee relative to executive compensation matters. During fiscal 1995, Strategic Compensation Associates ("SCA") was asked to analyze the competitive positioning of executive officers' salaries and MIC target bonus percentages and to make recommendations as to the appropriate adjustment in the executive officers' salaries and target annual bonus percentages for fiscal 1996. The Committee gave considerable weight to SCA's views in each matter on which SCA rendered advice. No compensation consultant is paid on a retainer basis.

                                            Management Compensation and
                                            Employee Benefits Committee

                                            Paula Stern
                                            Henry R. Kravis
                                            Paul E. Raether
                                            Scott M. Stuart

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Kravis, Raether and Stuart served as members of the Management Compensation and Employee Benefits and Stock Option Committees during fiscal 1995. Messrs. Kravis, Raether and Stuart are general partners of KKR. See "Certain Interests and Transactions" above.

PERFORMANCE GRAPH

     The following graph compares on a cumulative basis the yearly percentage change from May 2, 1991 to June 30, 1995 in (a) the total stockholder return on the Company's Common Stock with (b) the total return on the Standard & Poor's 500 Composite Stock Price Index (the "S&P 500 Index") and with (c) a peer company index. Such yearly percentage change has been measured by dividing (i) the sum of (A) the amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the price per share at the end and at the beginning of the measurement period, by (ii) the price per share at the beginning of the measurement period. The peer company index is comprised of the following twelve consumer products companies: Alberto-Culver, American Greetings, Carter-Wallace, Clorox, Gillette, Helene Curtis Industries, Newell, Polaroid, Ralston Purina, Rubbermaid, Stanley Works, and Tambrands.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
    DURACELL INTERNATIONAL INC., THE S&P 500 INDEX AND A PEER COMPANY INDEX
                 (MAY 2, 1991 AND FISCAL YEARS ENDING JUNE 30)

                                    [CHART]

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)          DURACELL         S&P 500       PEER INDEX
MAY 2, 1991                          100(1)          100             100
JUNE 1991                            108             100              96
JUNE 1992                            137             113             125
JUNE 1993                            154             128             139
JUNE 1994                            199             130             136
JUNE 1995                            226             164             194

Assumes $100 invested on May 2, 1991 in Duracell's Common Stock, S&P 500 Index and Peer Company Index

(1) The stock price used as the base amount is $20.25, the price of the first shares of the Company's Common Stock traded on the New York Stock Exchange following the initial public offering in May, 1991. The initial public offering price of the Company's Common Stock was $15.00 per share.

                                   PROPOSAL 2

                       SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, acting on the recommendation of its Audit Committee, has selected the firm of Deloitte & Touche LLP, which has served as independent auditors for the past seven full fiscal years, to conduct an audit, in accordance with generally accepted auditing standards, of the Company's consolidated financial statements for the 52-week fiscal year ending June 30, 1996. A representative of that firm is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he so desires. Neither the firm nor any of its partners has any direct or indirect financial interest in the Company or any of its subsidiaries. The selection of Deloitte & Touche LLP is being submitted for ratification at the Annual Meeting. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for such ratification.

                                    GENERAL

STOCKHOLDER PROPOSALS

     Stockholder proposals for presentation at the 1996 Annual Meeting of Stockholders must be received at the Company's principal executive offices on or before May 24, 1996. The Company's By-Laws provide that stockholders desiring to nominate persons for election as directors of the Company or bring any other business before the stockholders at an annual meeting must notify the Secretary of the Company thereof in writing not less than 60 nor more than 90 days before the meeting (or, if less than 70 days' notice or prior public disclosure of the meeting date is given, within 10 days after such notice was mailed or publicly disclosed, whichever first occurs). All such notices must set forth (i) the proposing stockholder's name and record address and (ii) the number of shares of Common Stock beneficially owned by the stockholder. Stockholder notices of nomination must also state, as to each person whom the stockholder proposes to nominate for election or re-election, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the number of shares of Common Stock which are beneficially owned by the person, and (iv) any other information relating to the person that would be required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, or any successor rule thereto. Notices of proposals concerning other matters must set forth a brief description of the business desired to be brought before the Annual Meeting of Stockholders, the reasons for conducting such business at the annual meeting and any material interest of the stockholder in such business.

ANNUAL REPORT

     The Company's Annual Report to Stockholders for the year ended June 30, 1995 is being mailed to all stockholders of record with this Proxy Statement and proxy card. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY STOCKHOLDER WHO REQUESTS IN WRITING A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1995, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. Requests should be addressed to Duracell International Inc., Berkshire Corporate Park, Bethel, Connecticut 06801, attention: Walter B. Rogers, Vice President, Investor Relations.

                                          By Order of the Board of Directors

                                          GREGG A. DWYER, Secretary

Dated: September 22, 1995

                         DURACELL INTERNATIONAL INC.
              PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
              ANNUAL MEETING OF STOCKHOLDERS ON OCTOBER 26, 1995


     The undersigned hereby appoints Charles R. Perrin, Gregg A. Dwyer and G. Wade Lewis, and each of any of them, as proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of the Common Stock of Duracell International Inc. (the "Company"), which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company to be held on October 26, 1995, at 11:00 A.M., New York City time, at the St. Regis Hotel, Two East 55th Street, New York City, and at any adjournment thereof, upon the matters listed on the reverse side hereof and in their discretion, upon such other matters as may properly come before the meeting.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                  (Continued and to be signed on other side)

                                                               ---------------
                                                                 SEE REVERSE
                                                                     SIDE
                                                               ---------------

/X/ Please mark your
    vote as in this
    example.


            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR 1 AND 2.

                     FOR                WITHHELD

1. To elect all      / /                  / /
   nominees

For, all nominees except those named below:


--------------------------------------------------------------


Nominees are:
Earnest J. Edwards, C. Robert Kidder, Charles E. Kiernan,
Henry R. Kravis, G. Wade Lewis, Arno A. Penzias, Charles R. Perrin, Paul E. Raether, George R. Roberts, Paula Stern and
Scott M. Stuart.

                                               FOR       AGAINST     ABSTAIN

2. Ratification of the Board of Director's     / /         / /         / /
   appointment of Deloitte & Touche as
   auditors for the Company's 1996 fiscal
   year.

3. In their discretion on such other matters as may properly come before the meeting or any adjournment thereof; all as more particular described in the Proxy Statement relating to such meeting, receipt of which is hereby acknowledged.

                        FOR       AGAINST     ABSTAIN

                        / /         / /         / /


Place "X" in box if you plan to attend the meeting       / /


Please sign your name here exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, pleas give your full title as it appears hereon. If a corporation, please sign in full corporate name by President or other authorized officer. If it is a partnership, please sign in partnership name by authorized person.


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